Alpha Advocate Law Group PC

11432 South Street, #373
Cerritos, CA 90703,
310-866-6018
Alphaadvocatelaw@gmail.com

June 23, 2023

Maria Gruel
Chief Executive Officer
JPX GLOBAL, INC.
370 Amapola Ave., Ste 200A
Torrance, CA 90501

Dear Ms. Gruel:

I have acted, at your request, as special counsel to JPX GLOBAL, Inc., a Nevada corporation (the "Company"), for the purpose of rendering an opinion as to the legality of 4,000,000,000 shares of Company common stock, par value $0.001, offered by the Company at a price range of $0.001-$0.01 per share of Company common stock to be offered and distributed by Company (the "Shares"), pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares ("Offering Statement").

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed (except as it relates to the Company in which case the Documents have in fact been duly authorized and executed); (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Nevada corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

Alpha Advocate Law Group PC

/s/ Udo Ekekeulu

Udo Ekekeulu

Issuer's Counsel